Exhibit 10.18
Settlement Agreement
This Settlement Agreement (this “Agreement”) dated as of January 12, 2011, is entered into by and among the following Parties:
(1)	RAE Coal Mine Safety Instruments (Fushun) Co., Ltd., a company incorporated and existing under the laws of the People’s Republic of China, with its legal address at No. 3, Binhe Road, Fushun Economic Development Zone, Liaoning Province, PRC (the “Debtor”) ;

(2)	Shenyang Research Institute of China Coal Research Institute, an entity incorporated and existing under the laws of the People’s Republic of China, with its legal address at No. 11, Binhe Road, Fushun Economic Development Zone, Fushun City (the “Guarantor”) ;

(3)	RAE-KLH (Beijing) Technologies Co., Ltd., a company incorporated and existing under the laws of the People’s Republic of China, with its legal address at RAE-KLH Plaza, No. 7 Fengxian Middle Road, Yongfeng Industrial Base, Haidian District, Beijing (“RAE Beijing”) ;

(4)	RAE Systems (Shanghai) Co., Ltd., a company incorporated and existing under the laws of the People’s Republic of China, with its legal address at 788 Zhaoxian Road, Jiading District, Shanghai (“RAE Shanghai”) ; and

(5)	RAE Systems, a company incorporated and existing under the laws of the USA, with its legal address at 3775 North First Street, San Jose, CA 95134 (“RAE Systems”).
RAE Beijing, RAE Shanghai and RAE Systems shall be collectively referred to as the “Creditors”. The Creditors and the Debtor shall be here in after referred to individually as a “Party”, and collectively as the “Parties”.
WHEREAS:
(A)	The Debtor is a Sino-foreign joint venture enterprise jointly established by Liaoning Coal Industry Group Co., Ltd. (“Liaoning Coal Group”) and RAE Systems (Asia) Ltd. (“RAE Asia”), in which Liaoning Coal Group and RAE Asia respectively holds 30% and 70% equity interests;

(B)	The Guarantor and RAE Asia entered into an Equity Transfer Contract (the “ETC” ) dated as of January 12, 2011, pursuant to which, RAE Asia, shall transfer to the Guarantor 70% of the equity interests held by it in the Debtor; and

(C)	As of the date hereof, the Debtor has not paid the relevant debts and/or service fees owed by it to RAE Beijing, RAE Shanghai and RAE Systems.
NOW THEREFORE, the Parties have reached the following agreement on the relevant matters regarding the settlements of debts:
Article 1 Settlement of Debts
1.1	The Parties acknowledge that, as of the date of this Agreement, the relevant outstanding debts owed by the Debtor to the Creditors are as follows:
(1)	The debts owed to RAE Beijing by the Debtor that have become due but have not yet been paid shall be RMB 6, 538, 976, consisting of trade payables of RMB 145, and other payables of RMB 6, 538, 831 (“Debts to RAE Beijing”);

(2)	The debts owed to RAE Shanghai by the Debtor that have become due but have not yet been paid shall be RMB 6, 071, 260, consisting of trade payables of RMB 5,014,188 and other payables of RMB 1,057,072 (“Debts to RAE Shanghai”) ; and

(3)	The service fee owed to RAE Systems by the Debtor that has become due but has not yet been paid shall be RMB 5,090,000 (“Service Fee to RAE Systems”).
1.2	In case the amounts due and payable by the Debtor to RAE Beijing and/or RAE Shanghai as of December 31, 2010 as set forth in the audit report to be issued by an accounting firm engaged by the Guarantor (the “Audit Report”) are not consistent with the amounts specified in (1) and/or (2) above, the Debts to RAE Beijing and the Debts to RAE Shanghai shall be the amounts set forth in the Audit Report; provided, however, that,
(1)	the Guarantor shall provide a true and complete copy of the Audit Report to RAE Systems immediately upon the issuance thereof;

(2)	within three (3) days following its receipt of the said copy of the Audit Report specified in (1) above, RAE Systems shall have the right to submit to the Guarantor a written dispute about the amounts set forth in the Audit Report; and

(3)	in the event that (a) RAE Systems submits any written dispute in accordance with (2) above and (b) RAE Systems and the Guarantor fail to reach an agreement with respect to the disputed items within ten (10) days, RAE Systems and the Guarantor shall immediately and jointly appoint an accounting firm to issue a report on the disputed items, which report shall be binding upon each Party.
Article 2 Repayment of Debts
2.1	With respect to the Debts to RAE Beijing, the Debtor shall repay to RAE Beijing: (1) RMB 1,000,000 on the date hereof, (2) RMB 1,000,000 each calendar month from February 2011 (inclusive) to June 2011 (inclusive) on or before the 15th calendar day of each month, and (3) on or before July 15, 2011 all of the then outstanding amounts of the Debts to RAE Beijing.

2.2	With respect to the Debts to RAE Shanghai, the Debtor shall repay to RAE Shanghai: (1) RMB 1,000,000 on the date hereof, (2) RMB 1,000,000 each calendar month from February 2011 (inclusive) to June 2011 (inclusive) on or before the 15th calendar day of each month, and (3) on or before July 15, 2011 all of the then outstanding amounts of the Debts to RAE Shanghai.

2.3	RAE Systems agrees to release the Debtor from its obligation to pay the Service Fee to RAE Systems.

2.4	With respect to the debt repayment obligations under Article 2.1 to Article 2.2, if the Debtor delays in repaying any amount of debt, the Debtor shall be liable to pay a delay penalty ___ to the relevant

Creditor in the amount of 0.1% of the delayed amount of debt per day from the date on which such debt becomes due and payable.
Article 3 Security for Debts
The Parties agree that, to secure the repayment of the Debts to RAE Beijing and Debts to RAE Shanghai by the Debtor, the Guarantor shall issue a separate letter of guarantee to the Creditors in the form and substance of Appendix 1 hereto, pursuant to which, the Guarantor shall be jointly and severally liable for the debts owed by the Debtor to RAE Beijing and RAE Shanghai.
Article 4 General Release; Waiver; Termination of Business Relationship
4.1	Each of the Debtor and the Guarantor, on its own behalf and on behalf of its affiliates, directors and employees (collectively, in each case, the “Releasors”), effective on the date hereof, unconditionally and irrevocably releases RAE Systems, RAE Asia, RAE Beijing, RAE Shanghai, their affiliates, directors and employees (collectively, in each case, the “Releasees”) of and from any and all obligations, claims and causes of action of every nature, regardless of whether presently known or unknown, pending or future, certain or contingent, that the relevant Releasors had, now have or hereinafter may have against the relevant Releasees, arising out of or in connection with any circumstance, agreement, activity, event or matter occurring or existing on or prior to the date of this Agreement. For the avoidance of doubt, the Parties confirm that the Releasors are not hereby releasing RAE Asia from its obligations to indemnify the Debtor against the Non-disclosed Liabilities pursuant to Section 4.3 of the ETC.

4.2	The Parties hereby agree and confirm that each of the agreements set forth in Appendix 2 hereto is and shall be terminated on the date hereof.
Article 5 Acceleration of Repayment
5.1	Notwithstanding any other provision of this Agreement, in the case that any of the following events occurs, the relevant Creditor shall have the right to deliver a written notice to the Debtor and require the Debtor to prepay the relevant amount of debts within the time limit as requested under such written notice:
(1)	The occurrence of any event to the Debtor that may affect its financial condition or its ability to perform its obligations hereunder, including, without limitation, any ongoing or contemplated de-merger, merger, reorganization, restructuring, contemplated listing at a stock exchange or any other change to the operation methods of the Debtor, reduction of its registered capital, transfer of its material assets or equity, assumption of any material liability, creation of any new material liability over the mortgaged properties, the dissolution or cancellation of registration of the Debtor or filing for bankruptcy by (against) the Debtor, its involvement in any material lawsuit or arbitration, or its encounter of any difficulty in the operation or any deterioration in its financial status;

(2)	The Guarantor fails to perform its obligations under the letter of guarantee specified in Article 3 hereof; or

(3)	The Guarantor fails to perform its obligation under the ETC.
5.2	The Debtor and the Guarantor shall notify all Creditors in writing upon the occurrence or threatened occurrence of any of the events set out in the above Article 5.1(1) in a timely manner.

5.3	Upon the occurrence of events under Article 5.1, the relevant Creditor will be entitled to require the Debtor to repay: (1) all or part of the Debts to RAE Beijing and Debts to RAE Shanghai that have not yet been repaid by the Debtor; (2) interest accrued on the above outstanding debts as from the date hereof and to be calculated based on the then applicable lending interest rate of the Bank of China; and (3) delay penalty calculated in accordance with Article 2.4 hereof (if applicable).
Article 6 Confidentiality
6.1	The provisions of this Agreement, the debt settlement stipulated herein, the negotiations prior to this Agreement and any other instruments entered into pursuant to this Agreement shall be confidential information and will only be disclosed to those employees, directors, contractors, representatives, attorneys, financial advisers and consultants of the Parties or actual or prospective acquirers, lenders or investors, who, by virtue of their respective duties or positions or a contract obligation requirement, have a need to know and then only to the extent needed for the purpose of this Agreement.

6.2	The foregoing obligations of confidentiality and non-disclosure shall not apply to the information which either Party is required to disclose by any applicable law, legal process or an order or requirement of a court of competent jurisdiction or other competent governmental authority, or by the published rules or any mandatory requirements of any stock exchange on which securities of the relevant Party or its holding companies are listed (or by any law applicable to such securities).
Article 7 Dispute Resolution
7.1	This Agreement shall be governed and construed in accordance with the laws of the PRC.

7.2	The Parties agree that, any dispute or discrepancy arising out of or in connection with the execution and performance of this Agreement shall be resolved by the Parties through consultations. If the dispute is not resolved through consultations within thirty (30) days after either Party has served a written notice on the other Party requesting the commencement of consultations, then the Party delivering such notice may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its then applicable rules. The arbitration shall be conducted on a confidential basis and shall be binging upon the Parties. The Parties further agree that, the Parties to the arbitration shall bear their respective costs and expenses in connection with the arbitration (including, without limitation, the attorney’s fees).

7.3	The arbitration tribunal shall consist of three (3) arbitrators, of which, one (1) shall be appointed by the claimant, one (1) shall be appointed by the respondent, and the third arbitrator shall be jointly elected by the above two (2) arbitrators. All proceedings in any such arbitration shall be conducted in both Chinese and English. The Parties hereby agree that, the arbitration award shall be final and binding upon all the Parties.

7.4	When any dispute is being resolved in accordance with this Article 7, except for the matters under dispute, the Parties shall continue to fulfill their respective obligations under this Agreement.
Article 8 Miscellaneous
8.1	Without the prior consent of the other Parties, none of the Parties may assign this Agreement or its rights and obligations under this Agreement.

8.2	To the extent permitted by the PRC laws, the failure or delay of any Party hereto to exercise its rights under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of a right preclude any other future exercise thereof.

8.3	Unless otherwise provided in this Agreement or in any other agreement or contract referred to herein, this Agreement and the appendix hereto shall constitute the entire agreement between the Parties with respect to the subject matter hereof, supersede any prior expression of intent or understanding relating hereto and may only be modified or amended by a written instrument signed by the authorized representatives of the Parties.

8.4	If any term of this Agreement is held invalid, illegal or unenforceable under any law or public policy, all other terms of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party. Upon such determination that any term is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

8.5	This Agreement shall be made in both Chinese and English. Both versions shall be equally authentic.

8.6	This Agreement shall be effective on the date hereof.

8.7	Any notice or written communication from any Party to the other Parties under this Agreement shall be made in Chinese or English, and sent by courier service or by facsimile. The date of receipt of a notice or communication hereunder shall be deemed to be seven (7) days after the letter is given to the courier service and two (2) days after sending in the case of a facsimile evidenced by a transmission report. All notices and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Parties.

To the Debtor:
Address:	No. 3, Binhe Road, Fushun Economic Development Zone, Liaoning Province
Facsimile No:	0413-7676559
Attention:

To the Guarantor:
Address:	No. 11, Binhe Road, Fushun Economic Development Zone, Fushun City
Facsimile No:	0413-6616900
Attention:	Liu Bin

To RAE Beijing:
Address:	RAE-KLH Plaza, No. 7 Fengxian Middle Road, Yongfeng Industrial Base, Haidian District, Beijing
Facsimile No:	010-58717568
Attention:	Li Wang

To RAE Shanghai:
Address:	788 Zhaoxian Road, Jiading District,
Shanghai
Facsimile No:	021-69522623
Attention:	Bernice Bao

To RAE Systems:
Address:	3775 North First Street, San Jose, CA 95134
Facsimile No:	001-408-952-8480
Attention:	Fei Shen

Execution Version
Settlement Agreement
IN WITNESS WHEREOF, the Debtor the Creditors and the Guarantor have caused their duly authorized representatives to sign this Agreement on the date first written above,

RAE Coal Mine Safety Instruments (Fushun) Co., Ltd.

Authorized representative:
Signature: Name: Title:

RAE Systems (Asia) Ltd.

Authorized representative:
Signature: /s/ Fei Shen
Name: Fei Shen
Title: Director

RAE-KLH (Beijing) Technologies Co., Ltd.

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Execution Version
Settlement Agreement

RAE Systems (Shanghai) Co., Ltd.

Authorized representative:
Signature: /s/ Ming Ching Tang Name:
Title:

RAE Systems

Authorized representative:
Signature: /s/ Robert I. Chen
Name: Robert I. Chen
Title: President and CEO

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Appendix 1 Unconditional and Irrevocable Letter of Guarantee
Guarantor: Shenyang Research Institute of China Coal Research Institute
Registered address: No. 11, Binhe Road, Fushun Economic Development Zone, Fushun City
Legal representative: Wang Jianguo
Beneficiary A: RAE-KLH (Beijing) Technologies Co., Ltd. (“RAE Beijing”)
Registered address: RAE-KLH Plaza, No. 7 Fengxian Middle Road, Yongfeng Industrial Base, Haidian District, Beijing
Legal representative: Chen Yizhi
Beneficiary B: RAE Systems (Shanghai) Co., Ltd. (“RAE Shanghai”)
Registered address: 788 Zhaoxian Road, Jiading District, Shanghai
Legal representative: Chen Yizhi
In response to the request of RAE Coal Mine Safety Instruments (Fushun) Ltd., Co. (the “Debtor”), Shenyang Branch of China Coal Research Institute (the “Guarantor”) hereby issues this unconditional and irrevocable letter of guarantee, dated as of January 12, 2011, to RAE Beijing and RAE Shanghai (collectively, the “Beneficiaries”) to provide an unconditional and irrevocable guarantee on a joint and several basis for the payment obligation of the Debtor under the Settlement Agreement dated as of January 12, 2011, entered into by the Guarantor, the Debtor, RAE Beijing, RAE Shanghai and RAE Systems (the “Settlement Agreement”). The guarantee liabilities assumed by the Guarantor are as follows:
1.	The Guarantor hereby unconditionally and irrevocably guarantees that, it will bear joint and several guarantee liability for the payment of the Debts to RAE Beijing and the Debts to RAE Shanghai, both as defined in the Settlement Agreement, and any and all interests and penalties that may accrue in connection there with pursuant to the Settlement Agreement. If for any reason the Debtor fails to fully repay the relevant amount on time in accordance with the Settlement Agreement, the Guarantor shall first pay such relevant amount, and will assume all payment liabilities of the Debtor. The Guarantor guarantees that, within seven (7) business days after its receipt of a written demand from any Beneficiary hereunder, it will forth with fully repay the secured amount to such Beneficiary subject to the scope of guarantee of this letter of guarantee.

2.	During the term of guarantee under this letter of guarantee, the guarantee liability of the Guarantor shall remain unconditional and irrevocable, and the content or validity thereof shall not be affected as a result of any of the following events:
(1)	the extension of the term of performance of the Settlement Agreement, or any change to other provisions of the Settlement Agreement; or

(2)	any change to the form of organization or legal status (including without limitation, change of corporate name, or change of shareholders, or split-off or merger) or status of assets of any party hereto; or any proposed change to the form of organization or legal status of the Guarantor, in which case, the Guarantor shall notify each Beneficiary 20 days in advance; or any split-off of the Guarantor, in which case, all the liabilities hereunder shall be assumed by the entity resulting from such split-off;

(3)	any agreement by and between the Guarantor or either Beneficiary on one hand and any other entity on the other hand;

(4)	the bankruptcy or dissolution of the Debtor or failure or inability of the Debtor to perform its payment obligation under the Settlement Agreement.
3.	The Guarantor hereby warrants and undertakes to the Beneficiaries that:
(1)	it will comply with and perform all obligations hereunder;

(2)	it waives the claim and defense for not performing all of its obligations;

(3)	it is validly existing in accordance with the laws of the People’s Republic of China, and has full right and authority to own and legally owns its assets, and has full capacity required for the performance of the guarantee obligation hereunder;

(4)	its issuance of this letter of guarantee does not violate any law or regulation, or its articles of association, or any contract to which it is a party;

(5)	all approvals or authorizations provided by the relevant laws, regulations and its articles of association have been obtained by it for providing the guarantee under this letter of guarantee; and

(6)	it is not currently in any default, or is or will be a subject to any litigation at any court, governmental or administrative authority or arbitration institution, or involved in any event that may affect its performance of its guarantee obligation.
4.	After this letter of guarantee comes into force, the Guarantor shall furnish to the Beneficiaries its financial information as may be requested by any Beneficiary.

5.	Without the written consent of the Beneficiaries, the Guarantor may not assign its guarantee obligation to any other party.

6.	This letter of guarantee shall come into force after it is affixed with the common seal of the Guarantor and signed by the legal or authorized representative of the Guarantor, and shall be terminated after the amount payable under the Settlement Agreement is paid up.

Execution Version
Settlement Agreement Appendix 1
Date: January 12, 2011
Beneficiary A: RAE-KLH (Beijing) Technologies Co., Ltd.
Beneficiary B: RAE Systems (Shanghai) Co., Ltd.
Authorized representative:
Signature: /s/ Ming Ching Tang
Name:
Title:
Date: January 12, 2011

Appendix 2 Agreements Terminated
(i) The Non-exclusive International Distributor Agreement, dated as of January 1, 2009, between RAE Coal Mine Safety Instruments (Fushun) Ltd., Co., and RAE Systems (Shanghai) Co., Ltd.;
(ii) The lease agreement, dated as of September 30, 2007, between RAE Coal Mine Safety Instruments (Fushun) Co., Ltd. and RAE-KLH (Beijing) Technologies Co., Ltd. with respect to the lease of certain office facility in Beijing by RAE-KLH (Beijing) Technologies Co., Ltd. to the Beijing Business Unit of RAE Coal Mine Safety Instruments (Fushun) Co., Ltd.;
(iii) The agreement, dated as of January 7, 2008, between RAE Coal Mine Safety Instruments (Fushun) Co., Ltd. and RAE-KLH (Beijing) Technologies Co., Ltd. with respect to the provision of certain office and human resource services by RAE-KLH (Beijing) Technologies Co., Ltd. to the Beijing Business Unit of RAE Coal Mine Safety Instruments (Fushun) Co., Ltd., and its amendment dated as of August 2, 2010; and
(iv) The RAE China Region Sales Cooperation Guidelines, dated October 11, 2010, between RAE-KLH (Beijing) Technologies Co., Ltd. to the Beijing Business Unit of RAE Coal Mine Safety Instruments (Fushun) Co., Ltd.